EXHIBIT 99.1
                    Friedman, Billings, Ramsey Group, Inc.
                    Fourth Quarter Earnings Conference Call
                                February 5, 2004


Facilitator:
Ladies and gentlemen, this is the operator. Today's conference is scheduled to begin momentarily. Until that time, your lines will again play music. Thank you for your patience.

Good morning. My name is Kristi, and I'll be your conference facilitator today. At this time, I would like to welcome everyone to the fourth quarter 2003 conference call. All lines have been placed on mute to prevent any background noise.

After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press "star "and the number "1" on your telephone keypad. If you'd like to withdraw your question, press "star" and the number "2" on your telephone.

Thank you. I will now turn the call over to Mr. Harrington, Chief Financial Officer. Go ahead, sir.

Kurt Harrington,  Chief Financial Officer of Friedman,  Billings,  Ramsey Group,
Inc.:

Thank you. Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group, Inc.

Before we begin this morning's earnings call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's Annual Report on Form 10-K and quarterly reports on Form 10-Q.

I would now like to turn over the call to FBR Group's Co-Chairmen and Co-Chief Executive Officers, Emanuel Friedman and Eric Billings. Also joining us this morning are Robert Smith, FBR's Chief Operating Officer, Rock Tonkel, Head of Investment Banking, and Rick Hendrix, Chief Investment Officer.

Emanuel  Friedman,  Co-Chairman and Co-CEO,  Friedman,  Billings,  Ramsey Group,
Inc.:
Thank you and good morning. Last night we announced our December quarter and year end 2003 results. 2003 was a very eventful and profitable year for FBR and our shareholders. We took numerous actions to prepare ourselves for future profitability and growth, in line with 2003 results.

One, we strengthened and consolidated the entire FBR platform by merging our two companies.Two, we increased corporate liquidity through the creation of Georgetown Funding, a $5 billion commercial conduit program. Three, we further strengthened our balance sheet by completing a $450 million follow-on equity offering in October, increasing our shareholders' equity to $1,554 million. Four, we began a campaign to increase our brand awareness and corporate notoriety, including the recently completed FBR Open in Phoenix. We grew every line of our business profitably, while taking steps to broaden our platform and position it for sustained, prudent and profitable growth. Finally, we set company records for revenue and profitability.

The earnings we reported last night are what we believe are the beginning results of our efforts I just mentioned. We also achieved revenue and profitability records in nearly every business line in the fourth quarter.

Net income was $201.4 million, or a $1.68 per basic share, and $1.63 per diluted share for 2003, compared to $53.3 million or a $1.16 per basic share and $1.10 per diluted share for 2002. For the fourth quarter of 2003, net income was $80 million, or $0.50 per basic share, and $0.49 per diluted share, compared to $10.1 million or $0.22 per basic share and $0.21 per diluted share for the fourth quarter of 2002.

Adjusting for the impact of purchase accounting adjustments on asset yields and cost of funds resulting from our merger with FBR Asset Investment Corporation, the full year diluted earnings per share of $1.63 would increase by $0.10 to $1.73, and the fourth quarter diluted earnings per share of $0.49 would increase by $0.01 to $0.50.

We declared a quarterly dividend of $0.34 per share on December 11, 2003, to shareholders of record as of December 31, 2003. For the full year, we declared a total of a $1.36 per share in dividends and increased our book value per share by 78%, from $5.28 at December 31, 2002 to $9.41 at December 31, 2003. The dividends and increase in book value per share provided a 104% total return on equity to shareholders in 2003.

Our fourth quarter reflected continued strong performance in our capital markets business and a recovery of the net interest margin in our mortgage-backed securities portfolio as the extremely high prepayment speeds in the third quarter moderated significantly in the last three months of 2003.

All of our businesses are positioned well for future growth and have begun to see the results of this positioning.

We achieved record earnings during the quarter despite running lower than our targeted leverage in the mortgage-backed portfolio as we invested proceeds from the $450 million follow-on offering in October. Additionally, we chose not to realize any gains in our $261 million merchant banking portfolio during the quarter. Unrealized gains, however, did increase $45.3 million during the quarter and totaled $96 million at year-end.

2003 full year investment banking revenues totaled $278.6 million, versus $143.9 million in 2002 and ended up almost double our original projection of $150 million. In fact, our fourth quarter total of $127.8 million was close to the original projection for the entire year.

Our institutional brokerage revenues totaled $74.1 million during 2003, an increase of 17% over the 2002 total of $63.2 million. For the fourth quarter of 2003, institutional brokerage revenue totaled $23.5 million, versus $14.7 million during the fourth quarter of 2002, an increase of 60%. These results were achieved despite the continuation of industry-wide pricing pressure in this part of the business. Illustrating this market condition is the fact that our customer share trading volume increased 32% year over year.

Our asset management business also performed well during the year. Assets under management increased in both our mutual fund and hedge fund businesses. Net assets under management, excluding FBR Asset prior to the merger, increased 34.3% percent year over year. Total fee revenues from the asset management business increased by 48.6%, to $30.4 million in 2003, from $24.4 million in 2002, again excluding the impact of FBR Asset.

Our overall 2003 and fourth quarter performance was reflective of what we believe is the beginning of a sustained period of growth, driven by the strength and flexibility of our balance sheet, the positioning of our existing business lines, continuing growth in our client relationships, and our entry into additional businesses which take advantage of our existing infrastructure.

Now I would like to hand the call over to Eric Billings, who will discuss our results in more detail and our outlook for the future.

Eric Billings, Co-Chairman and Co-CEO, Friedman, Billings, Ramsey Group, Inc.:
Thanks, Manny.

Before we go through the detail of our five profit centers, I would like to talk a little about how we have positioned and will continue to build each of our businesses. As we have stated on previous calls, we make investments and underwriting judgments based on an analysis of intrinsic value of businesses, with a strong emphasis on optimized capital structures. We apply this discipline in all facets of our business and use this, along with an emphasis on execution, as the basis for our corporate culture. Of course, we use this discipline in managing FBR for our shareholders as well.

It is our belief that this approach is responsible for many outstanding track records within FBR, including the aftermarket performance of all of our public equity offerings over the last five years, which ranks #1 among all major underwriters, the historical annualized performance of our merchant banking portfolio, which has returned an un-leveraged 36% IRR since its inception in 1997, the performance and rating of our five FBR equity mutual funds, three of which are five star ranked by Morningstar; and the strong performance of our private investment partnerships.

We believe that through this unwavering investment discipline in all of our business lines and by maintaining a disciplined expense structure, we will continue to expand our franchise and create additional wealth for our shareholders.

Our capital markets franchise continues to reflect the results of this discipline. We have finished the year as the #3 lead manager of U.S. IPOs, the #10 lead manager for U.S. public equity offerings, and the #1 performing major underwriter as measured by the after-market performance of our lead underwritten equity transactions during 2003, continuing our five year track record mentioned earlier.

Our transaction volume has grown from $2.5 billion in lead managed capital raises in 2002 to $6.5 billion in 2003. Our fourth quarter lead managed capital raises were $3.1 billion versus $269 million in the fourth quarter last year, and $2.1 billion in the third quarter of this year.

During the fourth quarter, we completed 6 IPOs, 7 follow-on offerings, and 3 private equity placements, representing over $3.0 billion in total dollars raised. Our fourth quarter investment banking revenues were a $127.8 million, versus $24.3 million in the same quarter last year.

In previous quarters we have talked about our lead managed equity and M & A pipeline, which was approximately $3.5 billion in the first quarter and grew to $5.0 billion last quarter. Today this pipeline continues to be in excess of $5.0 billion despite our record fourth quarter underwriting levels.

Our capital markets and institutional brokerage businesses have achieved compounded annual growth rates since 1999 of 54% and 19% respectively. This has been achieved despite a general lack of recognition within our markets of the capability and strengths of our franchise. We are optimistic that as we begin to achieve greater franchise recognition throughout corporate America, which we believe to date has little awareness of FBR, both our investment banking and our institutional brokerage businesses will continue to achieve increases in market share for the foreseeable future.

Turning to our balance sheet businesses, I would like to first address our mortgage-backed security strategy. At December 31, 2003, the fair value of our mortgage-backed security portfolio totaled $10.6 billion, and our corresponding repurchase agreement and commercial paper liabilities, including Georgetown funding, were $9.5 billion.

2003 was a year that included some volatile periods for these securities, and we believe our performance shows that we have the discipline to maintain that strategy in all environments and can achieve outstanding returns in different markets. Preservation of capital is our guiding principle, and like our other businesses, we focus on an appropriate capital structure, which means low leverage and an intrinsic value approach to the risks we take.

For the mortgage-backed security portfolio, this approach means specifically that we focus heavily on maintaining significant liquidity to be able to finance our portfolio through virtually all market environments. This focus takes several forms--we maintain low leverage for this asset class, we maintain low duration to limit interest rate risk and related price volatility, we finance this portfolio efficiently through multiple counterparties and Georgetown Funding, our dedicated A1-P1 commercial paper program, and we maintain significant liquidity in the form of our other investments and borrowing capacity away from the portfolio.

In addition to our focus on liquidity and capital preservation, we also protect our expected current income through the use of interest rate swaps. Currently, we have $5.1 billion, or approximately 53% of our floating rate liabilities, swapped to fixed rates for an average term of almost one year, providing significant protection against short-term interest rate increases.

For the fourth quarter, our mortgage-backed securities portfolio asset yield was 3.23% and the company's weighted average financing rate was 1.21%, resulting in a net interest spread of 2.02%, versus 1.69% for the year and 1.25% for the third quarter. These net interest spreads would have been 2.14% and 1.91% respectively, adjusting for the excess amortization from the merger. On the third quarter call we mentioned our forecast that spreads would return to more normalized levels in the fourth quarter. In fact, the spread in the fourth quarter was 77 basis points higher in the fourth quarter than the third quarter, as asset yields improved due to falling CPRs. The company experienced an average one-year CPR, or constant prepayment rate, of 27 during the quarter, down from 41 during the third quarter. The return to a more normalized spread demonstrates the resiliency of the company's mortgage-backed security business given the extreme conditions of the third quarter.

For our merchant banking investments, we use a highly disciplined approach, in which we thoroughly analyze all aspects of a company's business to ensure investments in companies that achieve high cash returns on risk-adjusted capital. Further, as part of our larger balance sheet discipline, we measure every merchant banking investment continuously against the returns we achieve in the mortgage-backed securities portfolio on a risk-adjusted basis. Thus, we expect the long-term performance of this portfolio to exceed returns in the mortgage-backed security strategy. This has held true in the past, with the merchant banking portfolio achieving a 36% unlevered IRR since inception, although these results will vary from quarter to quarter.

FBR's merchant banking portfolio and other long term investments totaled $379.0 million at the end of the quarter. This is 24% of the company's equity and approximately equal as a percentage of equity to our third quarter level before the capital raise in October. We believe there are opportunities far exceeding our funding capability to invest in transactions in keeping with our strategy and are therefore optimistic about our ability to continue our outstanding record in this area.

Finally, we have alluded to our efforts to increase our corporate notoriety and brand awareness. Last year we sponsored the FBR Capital Open as an initial step in this direction. On a longer term basis, last week we sponsored the FBR Open for the first year of a five-year commitment to this popular and storied PGA tour tournament in Scottsdale, Arizona. This is the largest spectator golf tournament in the world, which was formerly known as the Phoenix Open. This tournament was a great success for FBR and the Phoenix area charities. Over a half a million people attended the event and over $3 million will be given to charity. We also used this event as an opportunity to develop an even closer relationship with our clients, whom we value as the backbone of our business. Our sponsorship of the FBR Open will continue through 2008, and it will be the centerpiece of our brand building and corporate entertainment for the foreseeable future.

Concurrent with the FBR Open, we launched a national advertising campaign, including TV, print and online. Our objective, as with the FBR Open, is to increase our name recognition, building on the momentum of the tournament and our strong 2003 financial performance. Our research shows that our brand awareness is so low that even a modest gain should translate into an appreciable number of new engagement opportunities.

We believe that we have now built a platform which has multiple businesses positioned for growth, a disciplined investment strategy, a lean cost structure, prospects for growing brand awareness and a strong and flexible balance sheet. Hence, we are very optimistic that the outlook for 2004 and beyond includes the opportunity for both increased profitability and dividends.

Specifically, as we update our model to reflect current revenue run rates, we can share with you how we view our prospects for 2004. As we have stated in the past, when talking about our model, keep in mind that this is not a projection and that results will vary from this model, especially quarter to quarter, particularly in investment banking.

It is reasonable, though, to now look at revenue rates for our investment banking businesses achieved during the second half of 2003, combined with the current ramp level in secondary institutional sales, as the basis for our model. This would imply investment banking revenues of $400 million, with sales and trading revenues of $125 million, for total capital market revenues of approximately $525 million. In response to this new level of business and anticipated future growth, our top initiative this year is fully building out all areas of our current sales, trading, research, and investment banking businesses. We anticipate that the largest areas of growth will be in the healthcare, consumer and technology sectors, where we have made significant market share gains a top focus this year. We expect great success in these areas, similar to other industry groups where we have hired top professionals and focused our energies in the past. We expect that with this added breadth, our break-even level for the capital markets businesses will increase to approximately $200 million, with 27% after-tax margins on revenues above these levels. Hence, we believe this business could reasonably contribute approximately $85 million of after-tax earnings in 2004.

It should be noted that we measure every increase in cost against future revenue and cash flow for increasing margins. This model would result in an increase in after-tax margins while still allowing for increases in revenues and margins off of this break-even base.

As we have stated before on previous earnings calls, you can model your own MBS spreads, but we use 220 basis points, our estimate of the 20 year average, with
9.5 times leverage in a $10.5 billion portfolio which, after 10% estimated costs, would yield earnings of approximately $220 million. Our other principal activities, we estimate, could yield approximately $68 million after 10% operating expenses on approximately $380 million of invested capital, well within our historical return results from these assets.

In addition, we estimate our run rate in asset management fee revenues to be close to $40 million, which would generate about $7 million of after-tax earnings. This model would generate approximately $380 million of after-tax earnings in 2004, with approximately $280 million being generated in the REIT holding company and available for dividends.

Again, this is a model. Break-even points and marginal contributions will vary with revenue mix and timing of expenses. Our actual results are subject to the risks and uncertainties inherent in our business.

I would now like to open the call for any questions.

Facilitator:
At this time, I would like to remind everyone, in order to ask a question, please press star-one on your telephone keypad. We'll pause for just a moment to compile a Q&A roster. [Pause]

Your first question comes form Mike Flanagan, Securities Industry Analyst.

Mike Flanagan, Securities Industry Analyst:
Good morning. Two questions on, I guess they're looking forward more. Given your optimism for the 2004 operating results, how might this impact your dividend, which is currently $1.36 annually? And secondly, given your success in the IPO markets in 2003, are you sensing increased competitive pressure, especially from larger firms, and how might this translate into opportunities for you in 2004?

Eric Billings:
Great, Mike. Good questions. Let me clarify--I think on the prepared release, I indicated that the model would result in $300 million of after-tax profitability. That number is $380 million, so I want to clarify to everybody, that number is actually $380 million, not $300 million.

So specifically, Mike, the results of our 2004 model would result in a dividend of approximately $1.75. And as we've indicated in the past, it is our anticipation that we will pay two special dividends on a semi-annual basis this year for the dividend amounts that would exceed $1.36. And certainly our current planned model as we look at 2004 would strongly suggest to us that these are achievable.

Emanuel Friedman:
In terms of the IPO market in a competitive environment, a couple factors - One, the trends that we set forth in 2003 are continuing in 2004. That is, we've already completed two IPOs since the beginning of the year. They both had very, very strong performance, so we rank at the top of both IPO performance and the number of IPOs completed. We have two more IPOs filed right now and companies are coming to us on other transactions and other groups given the strength of our results in 2003, including diversified industries, energy, technology and across all our verticals. Even though the competitive environment certainly has increased, we're confident about maintaining our pace in 2004.

Mike Flanagan:
Thank you very much.

Facilitator:
Your next question comes from Mark Atlas of Centurion [ph].

Mark Alpert, Centurion:
Good morning. I actually have three questions. Number one, how much of the $5 billion in backlog have you done year to date in equity deals and M&A? And number two is, could you talk about where the unrealized gains in merchant banking came from a little bit and when they might be realized? And then the third is a little more complicated, and that is just a kind of clarification of the rules, you know, regarding a TRS and what percentage of earnings you can have coming from outside of the REIT?

Emanuel Friedman:
Concerning our backlog, the backlog that we stated is an unrealized backlog. It doesn't include anything that we've already done.

Mark Alpert:
It says in the press release that going into the, leading into 2004...

Emanuel Friedman:
I would say that as fast as we are doing transactions, we are getting new transactions being signed up, so the backlog continues to run at, in excess of the $5 billion dollar run rate.

Mark Alpert:
And so then what have you done already in January

Emanuel Friedman:
In...

Mark Alpert:
In IPOs, if nothing else--lead managed.

Emanuel Friedman:
We've completed two lead-managed IPOs in January so far, but that backlog refers to secondaries also.

Mark Alpert:
Oh, okay. And the merchant banking gains, where did they come from, when are they realized?

Eric Billings:
The way we run the merchant banking portfolio, very specifically, is we measure all investments against our mortgage-backed securities strategy, which has historically and we believe will continue on average to produce approximately 22% - 23% returns on invested equity.

By definition, all investments we make have more risk than the MBS portfolio returns of 22%-23%. We don't leverage any other part of the balance sheet in the company, so we monitor these other investments on a quarterly basis. We evaluate whether we can achieve a higher risk-adjusted return in the next four quarters, depending on the particular investment returns which are in the 30% rate or higher. If we don't believe that a particular investment can achieve these return levels, then we will sell that investment and redeploy that capital in the mortgage-backed security portfolio.

And so, specifically, we do have substantial unrealized gains. Clearly, when we recognize these gains is not precise. It is likely that we will recognize gains this year and we certainly believe that we'll take gains that would be equal to our targeted gains which is approximately $70 million for the year. Having said that, you know, these things are not completely predictable.

Mark Alpert:
No, I guess what I'm more interested in is, you know, is the increase of $45 million, I guess, in the quarter. You know, is that one or two investments where that could swing the other way? Is it pretty broad-based?

Eric Billings:
It's very broad-based, Mark. We have gains in every investment that we have in the fourth quarter and the gains have been growing fairly consistently through the year.

Richard J. Hendrix, Chief Investment Officer, FBR:
Mark, this is Rick Hendrix. We'd like this to be as transparent as possible for our investors, but as we said in previous calls, we don't discuss what we've sold during any quarter. But since we took no gains, I think it's safe to assume we didn't sell anything in the fourth quarter, and you can look at the list of investments in the third quarter, and where they were marked, and actually come up with the gain.

Mark Alpert:
Okay, thank you. And then in terms of the rules regarding--you know, could you just run quickly over what you do pay on the dividend above, you know, above the REIT, and aren't there rules that kind of dictate what you have to pay out in the dividend?

Richard Hendrix:
The rules relate specifically to the earnings generated in the REIT. I think your initial question is the limit of the income that can be generated in the TRS? There is no practical limit. The limits with regard to the TRS, the Taxable REIT Subsidiary, have to do with the value of that subsidiary against the total value of your assets for the whole company.

So as long as we retain the income in the Taxable REIT Subsidiary, there's no real limit on how much earnings we can generate there. Now, we do pay tax on those earnings.

Mark Alpert:
Okay.

Richard Hendrix:
Okay? So we'll pay the dividend, and our policy is to pay virtually a 100% of the earnings generated to the REIT in the form of a dividend.

Eric Billings:
And as our 2004 model suggests, approximately $280 million of our earnings could be applied to the dividend and approximately a $100 million would be retained in the Taxable REIT Subsidiary the broker dealer, and we would utilize that capital to grow the business. The capital would then most probably be upstreamed to the REIT and thereby earn what we believe on a long-term basis is approximately a 22% incremental return.

Mark Alpert:
Right.

Emanuel Friedman:
Keep in mind, we're a full taxpayer, as a TRS.

Mark Alpert:
Right.

Emanuel Friedman:
We paid over $45 million of taxes in 2003.

Mark Alpert:
Okay, but the dividend payment rate is $1.36, and then you expect to have two special dividends, correct?

Emanuel Friedman:
Correct.

Mark Alpert:
The $280 million that the REIT earns...

Richard Hendrix:
Right.

Mark Alpert:
Doesn't that basically all have to get paid out?

Richard Hendrix:
Yes, it does. Based on our policy and to the extent that our earnings exceed $1.36, we would intend to pay the excess in special dividends, and ideally we would do that in two special dividends throughout the year.

Mark Alpert:
Okay. And then none of the, and none of the $100 million would--what about merchant banking, or gains? Would those ever go to pay a dividend, or is it all just what the REIT earns?

Richard Hendrix:
The merchant banking gains are primarily in the REIT.

Mark Alpert:
Oh, okay.

Richard Hendrix:
And it would go to pay dividends, but the earnings, as a Taxable REIT Subsidiary, primarily the broker dealer and the asset management unit, are fully retained.

Mark Alpert:
Okay. Are potential merchant banking gains included in your outlook or is that strictly the MBS? That's strictly the MBS, wasn't it?

Richard Hendrix:
No, the $280 million includes gains from merchant banking business.

Mark Alpert:
Okay. All right. Thank you very much.

Eric Billings:
Thank you.

Facilitator:
Your next question comes from Howard Feingold of Raymond James.

Howard Feingold, Raymond James:
Thank you. Congratulations on your quarter, guys.

Eric Billings:
Thank you, Howard.

Howard Feingold:
I have three questions. Did the $1.36 that you paid in dividends for '03 exceed the taxable earnings on the REIT itself?

Eric Billings:
Go ahead, Kurt.

Kurt Harrington:
Yes. There was a slight distribution in excess of the earnings. It resulted primarily in the first quarter, when we paid out a dividend to all post-merger shareholders, versus three quarters worth of REIT earnings for the combined group.

Eric Billings:
Specifically, the only overage we've paid was as a result of the merger in the first quarter which came from the REIT earnings.

Howard Feingold:
I understand that. My real question is on the taxability to the shareholders on the $1.36. Is any portion of that going to be either nontaxable or qualified taxable dividend?

Kurt Harrington:
94.5% is taxable ordinary income to the shareholders. 3.04% is qualified dividends...

Howard Feingold:
Qualified? Okay.

Kurt Harrington:
The qualified dividends also fall under the new 15% percent tax rule. 2.01% are post-May 5th capital gains, which also qualify for the 15% percent new tax rule, and 0.45% were pre-May 6th capital gains, which fall under the old capital gain rates.

Howard Feingold:
Okay. All right. Thanks very much. Secondly, if you could offer some guidance here in terms of current share price and book value, an additional add-on offering would certainly be accretive to your book and probably certainly to the earnings in the MBS, and you also alluded to the fact that you have more opportunities in the capital market than you can fund at this point. At what point would you be looking to do an additional raise?

Eric Billings:
We have a very, very disciplined approach. Anything we do inside the business, actually anything at all, but particularly as it relates to capital activities, must be accretive to earnings, book value, dividends, and the intrinsic value of the business in order for us to raise additional capital. Or for instance to buy back stock, both of which in times, historically, in the two different companies, when FBR Asset and FBR Group were separate businesses, we have done from time to time.

So we monitor these things very carefully, and when we believe we can achieve these results and that capability, then we will do that. But clearly, a very large part of it is that we believe we can deploy the capital we retain in a basis which is accretive to earnings and the dividend, and therefore we must believe that the environment is suitable for us to allocate capital in our mortgage-backed securities portfolio and most probably in our merchant banking portfolio, and/or possibly in strategic alternatives that may be appropriate. And when those are available, then we would intend to execute against that.

Howard Feingold:
Okay. Last question--several months ago you made an announcement that you were going to enter the sub-prime market. Could you give us some kind of description about that part of your business?

Richard Hendrix:
Sure, Howard. Specifically, what we talked about was the addition of a group of professionals to focus on the asset-backed securities, ABS, component of the sub-prime market. We actually have been involved with three transactions to date since that group joined us, and they're in the process of expanding that business. They brought to us several relationships, and as you probably know, we have many relationships from our investment banking business in that sector. The ABS team is doing a great job for us and we hope that they continue to grow aggressively in '04.

Emanuel Friedman:
And that covers not just the sub-prime market, but really, financial services.

Howard Feingold:
Basically, what you're doing in that market is securitizing loans and financing it, or...?

Richard Hendrix:
We are acting as an underwriter and placement agent from a securitization perspective.

Howard Feingold:
Okay. Thank you very much, gentlemen.

Facilitator:
Your next question comes from Joe Stieven of Stifel, Nicolaus & Company.

Joe Stieven, Stifel, Nicolaus & Company:
Hi, guys. First of all, great quarter and year. Most of my questions have been answered, but I'll ask a couple. Number one, your asset management business was much more profitable in the fourth quarter than I think you guys have previously talked about, and even when you talk about '04, it seems like you're being very conservative with your thoughts for that. So that's one--why was it so profitable in the quarter, talk about that.

Number two is that when I look at the MBS portfolio with the concept of potentially rising rates, any thoughts or any changes in your strategy on what you're trying to do? I obviously see you're trying to fix more and more of your liabilities out there. Thanks, guys. I'll sit back and listen.

Emanuel Friedman:
In terms of the asset management, what was driving it was three factors. One, we've had steady inflows. Number two, the mutual funds and the alternative assets, incentive fees were substantial in the fourth quarter and began to kick in for the entire year. So the two major factors were the growth of the business and significant incentive fees. We see those trends continuing in 2004.

Eric Billings:
Joe, specifically, just a quick comment on asset management. We do believe that because the historical performance is so strong across the board, the asset management business has been so strong and as we, on a more focused, conservative basis, go after capital to invest in our asset management business, we will have significant success. And we are optimistic that we can build that to be a substantial profit center for the company.

The question on the mortgage-backed security portfolio-- Absolutely, Joe, great question, of course, and it's something we think about all the time. And exactly to your point, we have taken, funded on a liability side of both. 55% percent of our liabilities are now out approximately a year or longer. In addition, of course, about 10% of our funding is through our equity capital.

So between our longer term funding on the liability plus our equity capital, roughly 2/3 of our capital would not be affected by rate movements during the course of the year. We look at that on what we think is a very balanced basis from the perspective that even in a pretty sharply upward rate moving market, we would expect between the repricing activity of our adjustable rate securities and the refinancing that would still occur even in a rising rate environment, that we would get back or reprice at least 35% of the asset side of our portfolio. Therefore, by leaving 35% on a short-term basis, we will allow the asset side to substantially move up with the cost of financing on the liability side.

So that we think it's a good balance, it's gives us a good, defensive way to maintain a spread and earn what we think are very acceptable, very high rates of return on the equity portfolio, and it's still, of course, low leverage, high level liquidity so that we can withstand what we believe is virtually any mark in that portfolio so as to be able to maintain the spread at all times. So that's the way we run it, Joe, and always have.

Joe Stieven:
One final question. The merchant banking investments were a little bit larger in the quarter than the last conference call. Is that just primarily due to the mark to markets?

Richard Hendrix:
It's a combination, Joe, of the unrealized gains of the appreciation portfolio and new investments that were made in the fourth quarter.

Eric Billings:
And as we indicated, Joe, the opportunity for us to invest in the merchant banking area right now is extraordinarily good from our perspective, so it's something that we balance pretty carefully, and certainly one of the reasons we will recognize gains in the portfolio because the reinvestment opportunity is so substantial.

Joe Stieven:
Great quarter, guys. Thanks.

Eric Billings:
Thank you, Joe.

Facilitator:
Your next question comes from Randy Saluc of Meisen Bach Capital.

Randy Saluc, Meisen Bach Capital:
Hey, guys. How are you? Just wanted to ask about the investment banking pipeline.

Emanuel Friedman:
As we said earlier, the investment banking pipeline is very strong, over $5 billion in the pipeline, and the diversity is growing also--it's obviously very strong in financials and real estate. We've become the most important factor in hotels now, and our fixed income investment banking pipeline is very strong, mainly in banks and REITs. We've become an important factor in REITs preferred. It's also in energy, where we've done a series of very large transactions, and we're also becoming a bigger factor in technology and diversified industries. Our brand is starting to really transfer. We just filed a large secondary to diversified industries.

Eric Billings:
Maybe a little more specific-- The number of transactions that we do every year continues to grow. Because of the size and magnitude of the company now, the resources we have vis-a-vis our market cap, our equity base, our earnings base, our ability to facilitate our corporate clients on a very broad basis, is allowing us to maintain our corporate relationships virtually in perpetuity. Therefore, our ability to not only do IPOs but then to do follow-on activities--secondaries, high-yield transactions, preferred transactions, advisory transactions--grows with that growing base, which gives us, you know, a great anticipation for future growth because of that dynamic.

In addition, when we alluded to the fact that we are growing our base of resources, we will be adding approximately, somewhere between 65 and 100 people this year. The focus in that regard is in areas that we think have tremendous transferability and ability for us to grow technology, healthcare, and consumer, where to date we have had success but not nearly to the level that we've had in other industry focuses.

We have seen a very strong correlation to our building out industry focuses with professionals that can generate investment banking business. The correlation is extremely strong and we're very optimistic that as we do that more thoroughly in the technology, the healthcare, and the consumer area, we will have comparable results.

Randy Saluc:
Okay. Well, I thought it was a great quarter. I have one more follow-up question. I mean, you gave us some numbers in terms of what earnings might be for different parts of the business. Do you have a sort of a EPS '04 guidance range or number that you have in mind that you can share with us?

Emanuel Friedman:
We don't, but we gave you what our model says what our earnings look like, and obviously right now there is 165 million shares outstanding.

Eric Billings:
If you do the math on that, on the model that we went through, it would lead to approximately $2.30 earnings per share and approximately a $1.75 dividend. Again, we stress this is a model based on a view, as we look at our business today, on a historic run-rate activity. And it is only a model, it isn't a projection, and we want people to have the tools to make your own assumptions on each component part of our business so they can then make their own judgments as to what that earnings and/or the dividend would result in.

Randy Saluc:
Good. Thanks.

Eric Billings:
Thank you.

Facilitator:
Your next question comes form Norman Jaffe of Sunova Capital [ph].

Norman Jaffe, Sunova Capital:
Thank you, guys. Great quarter.

Richard Hendrix:
Thanks, Norm.

Norman Jaffe:
I have two questions. One, can you share with us, since the end of the year, what your unrealized gain might be on the merchant portfolio? And two, did I hear it right that you said that based upon your model, '04 profits could be in the $380 million range?

Emanuel Friedman:
That's correct.

Emanuel Friedman:
We did use that as our model, $380 million in profits in '04, based on our model.

Norman Jaffe:
Okay. And how about the unrealized gains since the year end?

Eric Billings:
We really don't disclose that, Norm, but you can look at the investments. As I think we've indicated, since we had no gains in the portfolio...

Norman Jaffe:
Right.

Eric Billings:
....it's probably a reasonable assumption that the investments that we had in the third quarter are the same investments we have today, which is not to say we didn't make additional investments in the fourth quarter, because in fact we did.

Norman Jaffe:
Right.

Eric Billings:
Then--you can look at that and reach a conclusion, I think, pretty clearly.

Norman Jaffe:
Okay. Can I just go back, then, to one thing? On each of the business lines, you were talking very quick and I wasn't typing fast enough. Could I just bounce these numbers off to make sure I was correct? The investment banking, based upon your model, you're looking at like $85 million in '04.

Emanuel Friedman:
After tax.

Norman Jaffe:
Okay, fine. And the MBS portfolio was like a $220 million number after tax?

Eric Billings:
That's right.

Norman Jaffe:
And then your principal investments, like, at $68 million after tax?

Eric Billings:
Yes.

Norman Jaffe:
And then the asset management was something like $300 million after tax.

Eric Billings:
$7 million.

Norman Jaffe:
$7 million.

Emanuel Friedman:
And keep in mind, on the merchant baking piece and the mortgage-backed piece, that's a pre-tax number and after-tax number because it is in the REIT.

Norman Jaffe:
The REIT, okay. And you said the asset was $7 million.

Emanuel Friedman:
Yes.

Norman Jaffe:
Okay.

Emanuel Friedman:
After tax.

Norman Jaffe:
I got that. I got it. Thank you, guys, Great quarter.

Eric Billings:
Thank you.

Facilitator:
Your next question comes from Richard Herr at KBW [ph].

Richard Herr, KBW Asset Management:
Hi. Good morning, guys. Very nice quarter. Just a few questions to start off. Just curious--the investment banking revenues have grown a lot faster than the sales and trading. I was wondering if you could kind of walk us through your strategy on further build-out in the sales and trading?

Eric Billings:
Right, absolutely. In fact, a significant part of the growth in our cost base and our building out of our infrastructure, as we've described, will come fairly proportionately between sales and trading a little bit more significantly--sales, research, and investment banking. But specifically, our sales and trading today, actually, if you look at this year so far, it is actually running at a run rate which is--in fact, north of $150 million currently.

And so the activity levels are growing significantly, but having said that, we think there is a direct correlation to our ability to continue to go to institutional accounts, particularly the top 125 accounts, which we have a very focused, disciplined effort. Our director of research, the person that leads our whole institutional equity effort, is going to the 125 largest accounts, and we're trying to make all of our like-sized clients aware of the depth and the breadth and the extraordinarily good performance capability of our company, and in bringing that awareness to them, cause them to recognize that a stronger and deeper relationship, as measured by commission dollar, is completely appropriate.

We have had great success, which I think you know, from 2000, when this effort began. And even though commission spreads have contracted very sharply, our revenues have grown significantly in this area, and we continue to be very optimistic that that will continue. In fact, proportionately, if you look at our secondary commission level, the level relative to our investment banking business, one might conclude that our secondary trading business should be multiples higher than it is today.

Now, there are offsets in certain activities as it relates to secondary trading that we don't do, which will limit that to some degree, but we are optimistic that proportionality will grow and continue to grow and will grow the sales and trading line on a very profitable basis as we continue to go forward.

Emanuel Friedman:
As Eric suggested, our model for '04 suggests that both sales and trading will grow at almost a similar rate as investment banking, both growing a little bit in excess of 50%.

Richard Herr:
Okay, thank you.

Emanuel Friedman:
We are seeing those trends in the early part of this year.

Richard Herr:
Thank you. And given what your model is and kind of our own estimates, it appears that the brokers will be generating a significant amount of cash flow in 2004. I know in 2003, in certain quarters, some of that cash flow was lent up to the REIT in order to, in order to pay the dividend. Any kind of sense of if you could do that this year as well?

Eric Billings:
Yes, absolutely. That is our express methodology. Specifically, the retained equity capital in the Taxable REIT Subsidiary, once we retain that capital, we do lend it up to the REIT so that that capital then can achieve the returns. And again, as we've stated, historically we believe we can continue to be in that low 20% level.

This will derive higher earnings and higher dividends to the total company. The only other alternative, realistically right now, is of course the merchant banking portfolio. Some part of that will be invested in the merchant banking area because that opportunity is so significant for us as well.

Emanuel Friedman:
In 2003, the money that went up in the REIT was really used just for investment purpose. It was not used to pay the dividend, so please keep that in mind for 2003. Our model suggests we will deliver $90 million in after-tax earnings in 2004. The broker-dealer does not require much capital, so we will have excess capital.

Richard Herr:
So depending on the strength in brokerage earnings, would it be okay to assume that the $1.79 could maybe be a little bit higher, depending on brokerage profitability?

Eric Billings:
We really would like you guys to run those models and come to your own conclusions. We try to provide a model for you based on activity in the company today and give you the tools to make those further judgments.

But I think what is important is that you can see the dynamic of our corporate structure, which allows us to have what we believe is significant and dynamic growth in the Taxable REIT Subsidiary, pay full taxes, retain that equity capital, lend that equity capital to the REIT, not to pay dividends, but to be therefore deployed in the spread-based merchant banking side, generating incremental returns that then can be paid out in the form of dividends, allowing us to grow not only the earnings vis-a-vis growth in the Taxable REIT Subsidiary, but also to grow the earnings and the dividends at the REIT part of the business.

Richard Herr:
All right. Thank you very much, guys. Great quarter.

Facilitator:
Again, if you would like to ask a question at this time, please press "star-one" on your telephone keypad. [Pause] Your next question comes from Mark Patterson of NWQ Investments [ph].

Mark Patterson, NWQ Investments:
Hey, guys. Excellent job. A couple of questions for you. What percentage of equity would you be willing to take the merchant portfolio to - around 24%? And then in the mortgage-backed securities portfolio, asset-wise, what are you looking at right now? I'm sorry if I missed that.

Eric Billings:
You mean the yield on assets?

Mark Patterson:
Yeah. Just kind of what product are you looking at on the asset side right now?

Eric Billings:
Specifically, Mark, the first question, as it relates to the percentage, we've indicated historically that we want to keep the merchant banking in alternate asset investments, which includes our private partnerships in the vicinity of 30% of capital. It'll bounce around, depending on investment opportunities and so forth. Clearly, the opportunities that we've indicated are so significant, and where we think we can achieve very high returns--obviously, on a risk-adjusted basis, higher than the spread-based business. So we're tending up toward the upper end of that range and would expect for as long as we believe these opportunities are available to us. So that's the merchant banking side.

Richard Hendrix:
On the assets, Mark, we actually lowered duration throughout the fourth quarter, so the mix of the assets today is--or I should say at the end of the year--was approximately 19% in kind of the 5/1, 4/1 category, and approximately 66% in the 2/1 and 3/1's. As you know, the 4/1's just roll down from original purchases, and approximately 15% are 1/1's.

Mark Patterson:
Okay, thanks a lot.

Eric Billings:
Thank you, Mark.

Facilitator:
At this time, there are no further questions.

Emanuel Friedman:
Again, thank you very much.

Eric Billings:
Thanks, everybody for joining us.

Facilitator:
Thank you. This concludes your conference. You may now disconnect.


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